Exhibit 99.1

TRUNITY HOLDINGS APPOINTS LES ANDERTON TO BOARD OF DIRECTORS

Portsmouth, NH – (Marketwired) – January 7, 2014 – Trunity Holdings, Inc. (OTCBB/OTCQB:TNTY) ) (“Trunity”), the creator of the Trunity eLearning Platform that empowers higher education, K-12, corporate enterprises and government agencies worldwide to create, manage and share knowledge, today announced the appointment of Les Anderton to the Company’s Board of Directors.

As a Co-Founder and former Executive Vice President of Finance of Trunity, Mr. Anderton has already played a significant role in the Company’s corporate structuring and previous capital formation activities. He brings to Trunity over 40 years’ experience in sales, marketing, corporate finance and mergers and acquisitions. Mr. Anderton began his career with the Lever Brothers Company in New York, where he was Sales Plans Development Manager in the Personal Products Division. He left Lever Brothers to pursue a career on Wall Street. He earned distinction as an investment banker for, among others, John Hancock, Covey & Company, and currently Wilson-Davis & Company, Salt Lake City. Mr. Anderton has compiled significant financial analysis expertise in a broad range of industries, including technology, energy, healthcare and real estate, and as an active individual investor and due diligence manager for Alternative Investments at Wilson-Davis. With professional designations of CLU and ChFC, he also holds several securities licenses, including Series 7, Series 24, Series 27 and Series 63.

“We are delighted to welcome Les as our newest Trunity Board member. He represents an exceptional complement to our current Board, particularly in view of the strong strategic and historical perspectives he will bring to the table,” stated Arol Buntzman, Chairman and CEO of Trunity.

About Trunity Holdings, Inc.
Founded in 2009, Trunity Holdings, Inc. (OTCBB/OTCQB: TNTY) (“Trunity”) has developed a collaborative knowledge management, publishing and education delivery platform, which provides an end-to-end solution for the rapidly growing eTextbook, eLearning and enterprise training marketplaces. As a result of the platform’s innovative multi-tenant cloud-based architecture, Trunity allows content from multiple sources to be assembled into customized living digital textbooks  and courseware and delivered with real-time updates directly to the student on any Internet-enabled computer or mobile device. The content powered by Trunity is seamlessly integrated with learning management, social collaboration, standards alignment, real-time analytics and royalty-tracking functionality. Trunity currently hosts a growing global community of over 4,300 expert contributors made up of top scientists and educators, who create peer-reviewed educational content. The Company’s clients include leading colleges, universities, K-12 schools, corporate enterprises and government agencies worldwide. Headquartered in Portsmouth, New Hampshire, Trunity has operations in North America and Ukraine. For more information, visit http://www.trunity.com/.

Statement Under the Private Securities Litigation Reform Act
As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Trunity Holdings Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
HANOVER|ELITE
Kathy Addison, Chief Operating Officer
407-585-1080 or via email at TNTY@hanoverelite.com